Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-260147 on Form N-14 of our reports dated as indicated in the table below, relating to the financial statements and financial highlights of the funds indicated in the table below (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the years ended indicated in the table below.

Funds	Year Ended	Report Date
BlackRock MuniHoldings California Quality Fund, Inc.	07/31/2021	09/21/2021
BlackRock MuniYield California Quality Fund, Inc	07/31/2021	09/21/2021
BlackRock MuniYield California Fund, Inc	07/31/2021	09/21/2021

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 15, 2021